Exhibit 99.1

News Release			3D Systems Corporation
26081 Avenue Hall
Valencia CA 91355

www.3dsystems.com
NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	661-295-5600 Ext 2632		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com

3D Systems Reports Operating Results for Second Quarter and First Six Months

VALENCIA, California – August 14, 2006 - 3D Systems Corporation (NASDAQ: TDSC), a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions, reported its operating results for the second quarter and first half of 2006 today.  The company also filed its Quarterly Report on Form 10-Q with the SEC today.

The company reported revenue for the second quarter of 2006 of $28.0 million, a 15% decrease from revenue reported for the second quarter of 2005.  Revenue for the first six months of 2006 was $61.5 million, a 3% decrease from revenue reported for the first six months of 2005.

Foreign currency translation had a minor adverse effect on revenue in the quarter and a $1.5 million adverse effect on revenue in the first six months.

The company also reported that gross profit for the second quarter of 2006 declined 43% to $8.1 million from $14.3 million in the second quarter of 2005 and declined 19% to $22.1 million from $27.4 million in the first six months of 2005.

Net loss available to common stockholders in second quarter of 2006 was $8.9 million or $0.56 per fully diluted share compared to $0.9 million of net income available to common stockholders or $0.05 per fully diluted share in the 2005 quarter.  Net loss available to common stockholders in the first six months of 2006 was $10.2 million or $0.65 per fully diluted share compared to $1.6 million of net income available to common stockholders or $0.10 per fully diluted share in the first six months of 2005.

As the company previously reported on August 9, it started up its new enterprise resource planning (“ERP”) system in the U.S and in most of Europe during the second quarter of 2006, and it quickly began to experience unforeseen disruptions and delays in operating the system.  These disruptions, as well as other disruptions in its supply chain activities arising primarily from the outsourcing of logistics and warehousing of spare parts to a major global third party logistics provider, made it difficult for the company to enter and process customer orders, procure and manage inventory, schedule orders for production and shipping and invoice finished products to customers during the second quarter.

Operating Highlights

Second Quarter and First Six Months of 2006

($ in millions except for per share amounts)

	Second Quarter			First Six Months
Operating Highlights	2006	2005	% Change	2006	2005	% Change
Revenue	$28.0	$32.8	(15)%	$61.5	$63.2	(3)%
Gross profit	$8.1	$14.3	(43)%	$22.1	$27.4	(20)%
% of Revenue	29%	44%		36%	43%
Operating expenses	$16.0	$12.6	27%	$30.6	$24.0	28%
% of Revenue	57%	38%		50%	38%
Operating income (loss)	$(7.9)	$1.7	NM	$(8.6)	$3.4	NM
% of Revenue	NM	5%		NM	5%
Net income (loss) available to common stockholders	$(8.9)	$0.9	NM	$(10.2)	$1.6	NM
% of Revenue	NM	3%		NM	3%
Diluted income (loss) per share available to common stockholders	$(0.56)	$0.05	NM	$(0.65)	$0.10	NM
Unrestricted cash	$12.7	$28.1	(55)%	$12.7	$28.1	(55)%
Depreciation and amortization	$1.5	$1.6	—	$3.0	$3.1	—
% of Revenue	5%	5%		5%	5%

NM= Not Meaningful

As a result of the disruptions mentioned above, the company ended the second quarter with an approximately $9.8 million order backlog.  Of this amount, approximately $8.3 million in orders, primarily for systems and materials, were generated and planned for shipment during the second quarter.  The company reported that, as of today, it has shipped the majority of this new orders backlog and that it expects to finish catching up on this high backlog as it resolves the remaining disruptions.

Revenue By Class of Product and Service

($ in millions)

	Second Quarter			First Six Months
Product or Service	2006	2005	% Change	2006	2005	% Change
Systems and other products	$7.6	$11.8	(35)%	$20.0	$21.9	(9)%
Materials	$11.9	$10.9	9%	$23.8	$21.0	13%
Services	$8.4	$10.1	(17)%	$17.7	$20.3	(13)%
Total	$28.0	$32.8	(15)%	$61.5	$63.2	(3)%

The supply chain and ERP-system disruptions experienced during the second quarter adversely impacted revenue from systems and services in the second quarter, with significant reductions in unit sales volume in each of those product and service classes.  The company experienced continued revenue growth from its engineered materials and composites, which were only mildly impacted by the ERP and supply chain disruptions, reflecting the relative simplicity of the materials’ portfolio sourcing and logistics for these products.

The company also reported that revenue declined during the second quarter and first six months of 2006 in each geographic area in which it conducts business, due primarily to the overall decline in unit sales volume.

The decline in gross profit for the second quarter and first six months of 2006 was due primarily to the combined effects of lower revenue, the ERP system, supply chain and logistics disruptions that the company encountered and a $0.4 million charge that the company included in cost of sales in the second quarter of 2006 to reconcile differences in inventory recorded in its legacy systems to the inventory values in its new ERP system. Also in the second quarter of 2006 the company extended special accommodations to certain customers whose orders for products, services or repairs to systems were delayed by the disruptions the company encountered with its ERP system and logistics activities or who encountered stability issues with their equipment installations that the company was not able to quickly address as a result of resource constraints on its service organization.

Gross Profit Margins

($ in millions)

	Second Quarter			First Six Months
	2006	2005	% Change	2006	2005	% Change
Products	$6.5	$10.4	(38)%	$18.1	$20.4	(11)%
% Revenue	33%	46%		41%	47%
Services	$1.6	$3.9	(59)%	$4.0	$7.0	(43)%
% Revenue	19%	39%		22%	34%
Total	$8.1	$14.3	(43)%	$22.1	$27.4	(19)%
% Revenue	29%	44%		36%	43%

Gross profit margin on products decreased to 33% in the second quarter of 2006 from 46% for the second quarter of 2005.  Gross profit margin for products sold in the first six months of 2006 decreased to 41% from 47% for the first six months of 2005.  The decrease in margins reflects higher warranty expense as a result of items previously discussed, special customer accommodations and higher freight costs.  Margins were negatively impacted by lower revenue from higher margin systems.

Gross profit margin on services decreased to 19% of consolidated service revenue for the second quarter of 2006 from 39% of consolidated service revenue for the second quarter of 2005.  Gross profit margin on services decreased to 22% of consolidated service revenue for the first six months of 2006 from 34% of consolidated service revenue for the first six months of 2005.  Service margins continued to be impacted by the strains on resources related to installation, service and training that resulted in foregone service income from time and materials service activities.  Service margins were also impacted by the lower sales of upgrades for older legacy systems, some of which the company has previously announced that it would no longer support.

Operating Expenses

($ in millions)

	Second Quarter			First Six Months
	2006	2005	% Change	2006	2005	% Change
SG&A	$10.7	$9.9	8%	$20.5	$18.6	10%
R&D	$3.0	$2.7	10%	$6.2	$5.4	16%
Severance and restructuring	$2.3	NM	NM	$3.9	NM	NM
Total	$16.0	$12.6	27%	$30.6	$24.0	28%

Total operating expenses increased by $3.4 million or 27% to $16.0 million in the second quarter of 2006 compared to $12.6 million in the second quarter of 2005 and by $6.6 million or 28% to $30.6 million in the first six months of 2006 compared to $24.0 million in the first six months of 2005.

Operating expenses in the second quarter of 2006 amounted to 57% of revenue in that quarter compared to 38% of revenue in the second quarter of 2005.  The increase in operating expenses as a percentage of revenue primarily reflects the company’s lower level of revenue in the 2006 quarter. The increase in operating expenses was due primarily to $2.3 million of severance and restructuring costs related to the relocation of the company’s headquarters to Rock Hill, South Carolina, which were generally in line with the company’s previously announced expectations, $0.8 million of higher selling, general and administrative expenses, and $0.3 million of higher research and development expenses.

Operating expenses in the first six months of 2006, amounted to 50% of revenue in that period compared to 38% of revenue in the first six months of 2005.  More than half of this increase in operating expenses related to $3.9 million of severance and restructuring costs, which were generally in line with the company’s previously announced expectations, $1.9 million of higher selling, general and administrative expenses, and $0.8 million of higher research and development expenses.

The higher research and development expenses in each period related to the company’s continuing high level of new product development work.

The higher selling, general and administrative expenses in each period resulted mostly from higher consulting expenses primarily related to the company’s ERP and relocation projects, higher bad debt expense, and equity compensation expense related to unvested options, partially offset by lower legal expenses.

As a result of the disruptions and adverse effects that it encountered in the second quarter of 2006, the company identified control deficiencies in its procedures for compiling and reconciling its financial records for the second quarter of 2006 and in its procedures for accounting for inventory that it believes constitute individually or in the aggregate a material weakness with respect to those matters.  These control deficiencies, and the actions the company is taking diligently to remediate them, are discussed in greater detail in the Quarterly Report on Form 10-Q that the company filed with the SEC today.

“During the second quarter, we experienced a number of temporary challenges relating to the ERP implementation, the start-up of our recently outsourced logistics and warehousing activities, and the relocation of our operations, including the need to hire and train new employees who are not yet fully experienced with our new ERP system or fully familiar with our business,” said Abe Reichental, 3D Systems’ president and chief executive officer.

“Specifically, we started up our new ERP system in the U.S. on May 1, 2006 and in most of Europe in mid-June 2006.  While we expect the ERP system to ultimately improve our business processes, efficiency and control environment, following the start up of the system, we encountered disruptions in processing transactions in the system that affected our ability to enter and process customer orders, procure and manage inventory, schedule orders for production and shipping and invoice finished products to customers,” continued Reichental.

“We also experienced significant disruptions in our supply chain activities that led to shortages of parts and materials, resulting in loss of parts and materials’ revenue, a consequent loss of service revenue, higher service and expediting costs and the need to compensate customers who were adversely affected by these shortages,” continued Reichental.  “These shortages also delayed shipments of finished products, which reduced revenue recognized in the second quarter and resulted in an estimated $8.3 million of backlog for new orders placed during the second quarter that we were unable to ship during the quarter.

“In addition, difficulties with the new ERP system also impacted our ability to test and analyze certain data recorded in the ERP system necessary to complete the financial statements required for the 10-Q filing, which caused us to file for a filing extension permitted by the SEC’s rules.  The filing of our Form 10-Q today enables us to remain current in our SEC filing obligations,” said Reichental.

“As we have said previously, our new, sophisticated, advanced manufacturing-capable Sinterstation® Pro, Viper™ Pro and 3-D Printing systems, with their broader range of capabilities, continued to require more extensive commissioning and training to achieve operating stability and operating potential for some customers. As a result of the high volume of sales of these systems that we have enjoyed in recent quarters, and the continued need for additional commissioning and training time, we also have experienced field service resource constraints and equipment stability issues that have delayed the start-up of some systems,” continued Reichental.

“During the second quarter, we continued to address these issues, and we believe we made meaningful progress by working closely with our customers to resolve system stability issues in a mutually beneficial manner.  We also intensified our own internal training and provided more extensive customer training, support and installation activities than the services we traditionally provide with our legacy systems.  Nonetheless, we encountered higher warranty and related costs that adversely affected our gross profit in the second quarter and first six months of 2006,” said Reichental.

“Notwithstanding all of these challenges, we are heartened by the fact that we ended the quarter with a significantly larger backlog of new orders compared to our historical experience, which we believe suggests that our lower than anticipated results in the second quarter were symptoms of the disruptions we experienced rather than a fundamental problem with our business,” continued Reichental.

“We are pleased that, since the beginning of July, the focused corrective action plan that we have implemented enabled us to process and ship the majority of the new order backlog we had at the end of the second quarter.  Although there can be no assurance that all of these outstanding orders ultimately will result in sales to and revenue from customers, we believe that the backlog and our progress in shipping it suggests, first, that the demand for our products and services remains strong and, but for the problems we experienced in fulfilling orders, would have contributed to a significantly better second quarter than we experienced and, second, that we are making real progress in correcting these disruptions,” concluded Reichental.

“Despite the second quarter’s disappointments, we firmly believe that we have made significant progress in many areas.  For example, since the beginning of 2006:

•                  “We have entered the advanced stages of executing our plan to consolidate our corporate headquarters’ functions in a new facility in Rock Hill, South Carolina, which is intended to enhance our effectiveness and customer responsiveness and to reduce overall costs, including recruiting some 80 new employees to work with us there;

•                  “We announced an exciting agreement with Symyx Technologies to work together to discover and commercialize advanced materials for use in our Rapid Prototyping and Rapid Manufacturing solutions;

•                  “We reached an agreement in principle with DSM Somos to cross-license certain patents and other intellectual property related to stereolithography materials;

•                  “We entered into an agreement to sell our Grand Junction facility for a $7.3 million cash purchase price, subject to the satisfaction of certain customary conditions;

•                  “All outstanding shares of our Series B Convertible Preferred Stock were converted into 3D Systems’ common stock in June, simplifying our capital structure and reducing our dividend expense for the future;

•                  “We continued to develop in partnership with York Technical College what we expect to be a world-class training center adjacent to our new headquarters that will provide training to our customers, resellers and employees;

•                  “We signed agreements in principle with Integra Services International, Inc. and Total C S Team, Inc. that would enable each of them to become non-exclusive 3D Systems’ authorized service providers to provide repair and upgrade services in the United States for our selective laser sintering and stereolithography equipment; and

•                  “We have continued to focus on broadening our product portfolio consistent with our key initiatives to grow our Rapid Manufacturing and 3-D Printing base,”

said Reichental.  “We are continuing to aggressively correct all of the remaining ERP, supply-chain, relocation and systems’ stabilization-related issues, and to remedy as promptly as we can the control deficiencies discussed above that we identified for the second quarter.  We expect to successfully resolve all remaining issues within the next few months and to end 2006 with all of our key initiatives fully implemented.  We remain confident in our direction and expect that these key initiatives will provide us with demonstrable benefits as we move forward,” concluded Reichental.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio Webcast to discuss its second-quarter and first-half 2006 financial results tomorrow morning, August 15, 2006, at 9:00 am Eastern Time (6:00 am Pacific Time).

•                  To access the Conference Call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States).  A recording will be available two hours after completion of the call for seven days.  To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 4556751, the conference call ID number.

•                  To access the audio Webcast, log onto 3D Systems’ website at http://www.3dsystems.com/.  The link to the Webcast is provided on the homepage of the website.  To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation.  The Webcast will be available for replay beginning approximately 48 hours after completion of the call at: http://www.3dsystems.com/ under the Investor Relations’ section.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and expectations and are necessarily subject to uncertainties, many of which are outside the control of the company.  The factors stated under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

# # #

Tables Follow

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months and Six Months Ended June 30, 2006 and June 30, 2005
(in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue:
Products	$19,570	$22,657	$43,786	$42,903
Services	8,414	10,112	17,725	20,298
Total revenue	27,984	32,769	61,511	63,201

Cost of sales:
Products	13,115	12,231	25,641	22,529
Services	6,798	6,193	13,784	13,322
Total cost of sales	19,913	18,424	39,425	35,851

Gross profit	8,071	14,345	22,086	27,350

Operating expenses:
Selling, general and administrative	10,695	9,900	20,458	18,596
Research and development	2,974	2,701	6,231	5,376
Severance and restructuring	2,310	7	3,948	7
Total operating expenses	15,979	12,608	30,637	23,979

Income (loss) from operations	(7,908)	1,737	(8,551)	3,371

Interest and other expense, net	107	185	221	530

Income (loss) before provision for income taxes	(8,015)	1,552	(8,772)	2,841
Provision for income taxes	(74)	253	2	347

Net income (loss)	(7,941)	1,299	(8,774)	2,494

Preferred stock dividends	1,003	444	1,414	856

Net income (loss) available to common stockholders	$(8,944)	$855	$(10,188)	$1,638

Shares used to calculate basic net income (loss) available to common stockholders per share (1)	16,057	14,792	15,684	14,684

Basic net income (loss) available to common stockholders per share (1)	$(0.56)	$0.06	$(0.65)	$0.11

Shares used to calculate fully diluted net income (loss) available to common stockholders per share (1)	16,057	15,900	15,684	15,858

Diluted net income (loss) available to common stockholders per share (1)	$(0.56)	$0.05	$(0.65)	$0.10

(1)              See Schedule 1 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
June 30, 2006 and December 31, 2005
(in thousands)

		December 31, 2005
	June 30, 2006	(2)
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,652	$24,112
Accounts receivable, net	31,582	33,172
Inventories, net	22,616	13,960
Deferred tax assets	2,500	2,500
Prepaid expenses and other current assets	10,580	9,523
Assets held for sale	2,827	—
Total current assets	82,757	83,267

Property and equipment, net	11,911	12,166
Goodwill	45,328	44,747
Intangible assets, net	7,300	7,990
Restricted cash	1,200	1,200
Other assets, net	765	1,572

	$149,261	$150,942

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$3,645	$200
Accounts payable	15,544	10,949
Accrued liabilities	10,785	12,174
Customer deposits	3,089	1,945
Deferred revenue	12,561	13,768
Total current liabilities	45,624	39,036

Long-term debt, less current portion	—	3,545
Convertible subordinated debentures	22,354	22,604
Other liabilities	1,117	1,039
Total liabilities	69,095	66,224

Series B convertible redeemable preferred stock, authorized 2,670 shares, issued and outstanding 0 in 2006 and 2,617 in 2005, respectively	—	15,242
Stockholders’ equity:

Common stock, authorized 60,000 shares, issued and outstanding 18,326 (2006) and 15,302 (2005), respectively	18	15
Additional paid-in capital	124,021	106,883
Deferred compensation	—	(1,461)
Treasury stock, at cost	(394)	(154)
Accumulated deficit in earnings	(43,573)	(34,798)
Accumulated other comprehensive income (loss)	94	(1,009)
Total stockholders’ equity	80,166	69,476
	$149,261	$150,942

(2)              The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but omits certain of the information required by generally accepted accounting principles for complete financial statements.

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
Six Months Ended June 30, 2006 and June 30, 2005
(in thousands)

	Six Months Ended June 30,
	2006	2005
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$(8,774)	$2,494
Adjustments to reconcile net income (loss) to net cash used in operating activities :
Depreciation and amortization	2,966	3,122
Bad debt provision (benefit)	404	(122)
Stock-based compensation expense	1,336	551
Loss on disposition of property and equipment	(96)	38
Changes in operating accounts:
Accounts receivable	2,232	1,699
Inventories, net	(8,082)	(934)
Prepaid expenses and other current assets	(1,007)	(3,406)
Other assets	236	54
Accounts payable	4,484	(1,682)
Accrued liabilities	(1,504)	(3,459)
Customer deposits	1,114	109
Deferred revenue	(1,549)	(930)
Other liabilities	(57)	(419)
Net cash used in operating activities	(8,297)	(2,885)

Cash flows from investing activities:
Purchases of property and equipment	(3,888)	(788)
Additions to licenses and patents	(226)	(238)
Proceeds from the sale of property and equipment	248	—
Software development costs	(294)	(444)
Net cash used in investing activities	(4,160)	(1,470)

Cash flows from financing activities:
Stock option, stock purchase plan and restricted stock proceeds	2,162	7,240
Repayment of long-term debt	(100)	(90)
Payments under obligation to former 3D Systems S.A. stockholders	—	(439)
Payment of preferred stock dividends	(785)	(785)
Stock registration costs	—	(103)
Payment of accrued liquidated damages	—	(36)
Net cash provided by financing activities	1,277	5,787
Effect of exchange rate changes on cash	(280)	413
Net increase (decrease) in cash and cash equivalents	(11,460)	1,845
Cash and cash equivalents at the beginning of the period	24,112	26,276
Cash and cash equivalents at the end of the period	$12,652	$28,121

Selected Supplemental Cash Flow Information:
Interest payments	$755	$738
Income tax payments	816	1,132
Non-cash items:
Conversion of 6% convertible subordinated debentures	$250	$100
Conversion of convertible preferred stock	16,137	26
Accrued dividends on preferred stock	—	816
Transfer of equipment from inventory to property and equipment, net	536	2,096
Transfer of equipment to inventory from property and equipment, net	189	1,449

Schedule 1

The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) available to common stockholders per share computations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Basic net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$(8,944)	$855	$(10,188)	$1,638
Denominator:
Weighted average common shares outstanding	16,057	14,792	15,684	14,684

Basic net income (loss) available to common stockholders, per share	$(0.56)	$0.06	$(0.65)	$0.11

Diluted net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$(8,944)	$855	$(10,188)	$1,638
Add: Preferred stock dividend	—	—	—	—
Add: Interest on 6% convertible subordinated debentures	—	—	—	—
Diluted net income (loss) available to common stockholders, per share	$(8,944)	$855	$(10,188)	$1,638

Denominator:
Weighted average common shares outstanding	16,057	14,792	15,684	14,684
Add: Effect of assumed exercise of options and vesting of restricted stock	—	1,108	—	1,174
Add: Effect of assumed conversion of 6% subordinated convertible debentures	—	—	—	—
Add: Effect of assumed conversion of preferred stock	—	—	—	—
Diluted weighted average common shares outstanding	16,057	15,900	15,684	15,858
Diluted net income (loss) per common share	$(0.56)	$0.05	$(0.65)	$0.10

All outstanding shares of Series B Convertible Preferred Stock were converted into 2,640 shares of Common Stock effective June 8, 2006, and such shares of Common Stock are included in the weighted average shares of Common Stock outstanding as of June 30, 2006 for the purposes of calculating diluted net income (loss) per share available to common stockholders for the three months and six months ended June 30, 2006.  The 2,617 shares of Common Stock issuable upon conversion of the then outstanding Series B Convertible Preferred Stock were excluded from the calculation of diluted net income (loss) per share available to common stockholders for the three months and six months ended June 30, 2005 because their effect would have been anti-dilutive, that is, they would have increased net income per share available to common stockholders.

For the three months and six months ended June 30, 2006, 801 and 818 shares, respectively, issuable upon the exercise of outstanding stock options were excluded from the calculation of diluted net loss per share because their effects would have been anti-dilutive, that is, they would have reduced net loss per share.

For the three months and six months ended June 30, 2006 and 2005, respectively, 2,196 and 2,220 shares of Common Stock issuable upon conversion of outstanding 6% convertible subordinated debentures were excluded from the calculation of diluted net income (loss) per share because their effects would have been anti-dilutive, that is, they would have reduced net loss or increased net income per share available to the common stockholders.